Exhibit 10.1

SMTEK International, Inc.

Executive Bonus Plan

The purpose of the SMTEK Executive Bonus Plan is to attract and retain highly qualified individuals; to align employee compensation levels with the success of the business; to obtain from each participant the best possible performance; and to underscore the importance to them of achieving particular business objectives established for SMTEK International, Inc.

Bonus Factor / Category	Weighting Factor

Total Bonus Pool	100%

1) Discretionary	50%
2) Operating Income	50%

•      Eligibility:

•                  SMTEK’s Executive team: Chief Executive, President, Chief Financial Officer, Vice President Operations and Vice President Sales;

•                  Executive must be currently employed by SMTEK as of the Company’s fiscal year end (and/or such earlier other date(s) during the fiscal year as the Compensation Committee may establish from time to time) and as of the date of pay-out or pay-outs.

•      Bonus Factors / Categories:

•                  Operating Income - quarterly operating income as percentage of net revenues and inventory turns:  total cost of goods sold (Q4 annualized) / inventory balance (average of 3rd month inventory balance of most recent two quarter-end balances, or average of Q3 and Q4 inventory balance)

•                  set-aside consideration of materials vs. total cost of goods sold, consignment, etc. for current fiscal year calculation.

•                  Discretionary:  progress vs. strategic plan; cash conversion; team upgrades / gap fills; balance sheet (ROA / ROE, debt repayment ), momentum from prior fiscal year, etc.

•      Achievement:

•                  Milestone achievements / pay-outs are not inter-dependent among categories for current fiscal year

•                  i.e.: achieving operating income threshold not a pre-requisite to earn inventory turn bonus;

•                  Minimum thresholds for base-line objective achievements for inventory turns and operating income.

•                  Bonus earnings above minimum thresholds / floor based on inventory turns and operating income.

•      Bonus Payout:

•                  To be approved by Compensation Committee of Board of Director’s based upon final audit report by SMTEK’s independent auditors for applicable fiscal year end;

•                  Executive meeting Eligibility attributes to be paid ratable percentage of bonus pay-out based upon time employed / effective during current fiscal year

•                  Bonuses to be paid upon issuance of annual audit report by SMTEK’s independent auditors, provided however, that the Compensation Committee may alter the bonus factors, criteria and payment schedule to accelerate bonus payments hereunder based on unaudited financial statements and other relevant discretionary criteria determined in the Compensation Committee in its sole and absolute discretion and may also adjust the percentage of any of the bonuses paid out hereunder so that a portion of the bonuses are paid at varying times during the fiscal year with any remainder paid out after completion of the fiscal year.

The Compensation Committee shall have the power to implement, interpret and construe this plan and any bonuses and bonus agreements hereunder, to define the rights and obligations of the Company and recipients hereunder and thereunder, to determine all questions arising hereunder and thereunder, and to adopt and amend such rules and regulations for the administration hereof and thereof as it may deem desirable. The interpretation and construction by the Compensation Committee of any provisions of this plan or of any bonus or bonus agreement, and any action taken by, or inaction of, the Compensation Committee relating to this plan or any bonus or bonus agreement, shall be within the discretion of the Compensation Committee and shall be conclusive and binding upon all persons.

During each fiscal year, the Compensation Committee shall establish the maximum amount available for bonuses under this plan.